Exhibit 24.2

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

LG.PHILIPS LCD CO., LTD.

1.	Date and Time: June 23, 2004 at 5:00 p.m.

2.	Place: 17th Floor, West Tower, LG Twin Towers 20 Yeouido-dong, Yeongdeungpo-gu Seoul, Republic of Korea (Two directors participated via video conferencing.)

3.	Attendance

Total number of Directors:	6
Number of Directors present:	5

Total number of Statutory Auditor:	1
Number of Statutory Auditor present:	1

The meeting was convened by the chairman, Ad Huijser, who lead the meeting by declaring that the Board of Directors meeting was convened legally and that the quorum was established. When the agenda were proposed, the Board of Directors examined them carefully and decided as follows through due procedures.

- Particulars -

Agenda 1: Issuance of New Shares and ADSs

Agenda 1-1: Issuance of New Shares

In connection with the initial public offerings in Korea and the USA, the Company plans to issue shares of its common stock, par value KRW 5,000 per share (“Common Shares”), and list the Common Shares on the Korea Stock Exchange (the “KSE”), whereby some of the Common Shares will be publicly offered in Korea and the remaining Common Shares will be offered globally in the form of American Depository Shares (“ADSs”), representing Common Shares, which then will be listed on the New York Stock Exchange (the “NYSE”). Therefore the Company shall issue new Common Shares as follows:

1.	Type of New Shares: Common Shares in bearer form

2.	Number of New Shares: To be determined within the range of 26,880,000 to 40,320,000 shares

3.	Total Issue Price of New Shares: To be determined depending on the issue price and the number of shares to be issued

4.	Issue Price of New Shares: To be determined after consultation with the Korean and global lead managers in consideration of the market conditions

5.	Allotment of New Shares

(1)	Pursuant to Article 10, Paragraph (3), Item 8 of the Articles of Incorporation of the Company, preemptive rights of existing shareholders shall be excluded.

(2)	Some of the Common Shares shall be publicly offered in Korea and the remaining shares shall be publicly offered globally in the form of ADSs, provided that pursuant to Article 191-7 of Securities Exchange Law of Korea, 20% of the Common Shares to be offered in Korea shall be first allocated to the Employee Stock Ownership Association of the Company. The specific volume of the Korean and global tranches will be determined after consultation with the Korean and global lead managers in consideration of the market conditions.

6.	Underwriting of New Shares

(1)	Korean tranche: “Commitment Underwriting Agreement” shall be entered into with the Korean lead manager (Dongwon Securities Co., Ltd.) and other underwriters

(2)	Global tranche: “Underwriting Agreement” shall be entered into with the global lead managers (Morgan Stanley, UBS Investment Bank, and LG Investment & Securities Co., Ltd.) and other underwriters

7.	Subscription Date: From July 19, 2004 ~ July 20, 2004 (To be determined)

8.	Closing Date: July 22, 2004 (To be determined)

9.	Listing: On the KSE and the NYSE

10.	Matters concerning Issuance of the ADSs Representing New Common Shares

(1)	Total Issue Price of ADSs: To be determined depending on the issue price and the volume of the ADSs.

(2)	Volume of ADSs: To be determined within the range of 19,200,000 to 28,800,000 shares (in number of underlying Common Shares)

(3)	Issue Price: To be determined after consultation with the Korean and global lead managers in consideration of the market conditions.

(4)	Offering Venue and Method of Offering: United States, Public Offering

(5)	Listing: To be listed on the NYSE

(6)	Depositary: Citibank, N.A.

(7)	Execution of Deposit Agreement: The Deposit Agreement shall be entered into with the Depositary

11.	Delegation of Authority: Any person(s) designated by Joint Representative Directors is (are) authorized to do the followings:

(1)	to determine matters which are not described in Paragraphs 1. through 10.;

(2)	to determine the matters which are to be determined later under Paragraphs 1. through 10.;

(3)	to amend or change the matters in Paragraphs 1. through 10.;

(4)	to do any and all matters, including execution of the underwriting agreement, filing of any report, application and/or registration statement to the Financial Supervisory Commission, the KSE and other relevant authorities, and filing amendments to such report, application and/or registration statement, in connection with the public offering of new shares in Korea and their listing on the KSE;

(5)	to do any and all matters, including execution of the underwriting agreement and deposit agreement, filing of any report, application and/or registration statement, including registration statements on Forms F-1, F-6 or 8-A, or listing application, to the Securities and Exchange Commission, the NYSE and other relevant authorities, and filing of amendments to, or application for, the early effectuation of such report, application and registration etc., in connection with the global public offering of the ADSs and the listing on the NYSE; and

(6)	to enter into other agreements and to determine and execute specific matters, with respect to the enforcement of the resolved matters in Paragraph 1. through 10., that are incidental to the public offering and listing of the new Common Shares and the ADSs.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolution as originally submitted.

Agenda 1-2: Additional Issuance of New Shares by Over-allotment Option

In order to respond to the market conditions relating to the public offering and listing on the KSE of new Common Shares as described in Agenda 1 (Issuance of New Shares), the Company plans to enter into an over-allotment option agreement with the Korean lead manager, whereby the Company shall issue additional new Common Shares upon the Korean lead manager’s exercise of the over-allotment option, as follows.

1.	Type of New Shares : Common Shares in bearer form

2.	Number of New Shares : To the extent the Korean lead manager exercises the over-allotment option within the scope of 1,728,000 shares

3.	Total Issue Price of New Shares: To be determined depending on the issue price and number of shares to be issued.

4.	Issue Price of New Shares: Same as the issue price determined in Agenda 1-1

5.	Allotment and Underwriting of New Shares:

(1)	Pursuant to Article 10, Paragraph (3), Item 8 of the Articles of Incorporation of the Company, preemptive rights of existing shareholders shall be excluded.

(2)	“Over-allotment Option Agreement” shall be entered into with the Korean lead manager (Dongwon Securities Co., Ltd.) and other underwriters.

6.	Exercise Date of Over-allotment Option: After 30 days but within 40 days from the commencement of trading of domestically offered shares on the KSE, as determined upon consultation with the Korean lead managers.

7.	Closing Date: August ~ September, 2004 (To be determined)

8.	Listing : On the KSE

9.	Delegation of Authorities: Any person(s) designated by Joint Representative Directors is (are) authorized to do the following:

(1)	to determine matters which are not described in Paragraphs 1. through 8.;

(2)	to determine the matters which are to be determined later under Paragraphs 1. through 8.;

(3)	to amend or change the matters in Paragraphs 1. through 8.;

(4)	to do any and all matters, including execution of the underwriting agreement, filing of any report, application and/or registration statement to the Financial Supervisory Commission, the KSE and other relevant authorities, and filing amendments to such report, application and/or registration statement, in connection with the additionally issued new shares upon exercise of the over-allotment option; and

(5)	to enter into other agreements and to determine and execute specific matters, with respect to the enforcement of resolved matters in Paragraph 1. through 8., that are incidental to the issuance and listing of new shares.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolution as originally submitted.

Agenda 1-3: Consent to Shares Deposition of the Shareholder

Simultaneously with the issuance of the ADSs representing the new shares under Agenda 1-1, the Company hereby consents that certain shares held by LG Electronics Co., Ltd. and Koninklijke Philips Electronics N.V., two major shareholders of the Company, shall be deposited with the same depositary and the ADSs shall be issued based on such shares, as follows:

1.	The Company hereby consents as the following that certain shares held by LG Electronics Co., Ltd. and Koninklijke Philips Electronics N.V., two major shareholders of the Company, shall be deposited with the same overseas depositary and such overseas depositary shall issue the ADSs based on such shares as underlying shares:

(1)	Shareholders and Type of Shares: Common Shares of the Company in bearer form held by LG Electronics Co., Ltd. and Koninklijke Philips Electronics N.V.

(2)	Number of Shares to be Deposited: maximum 9,260,000 shares, each

(3)	Timing: To be determined

2.	Delegation of Authorities:

Any person(s) designated by Joint Representative Directors is (are) authorized to do the following:

(1)	to determine the matters which are to be determined later under Paragraph 1.;

(2)	to determine matters which are not described in Paragraph 1. ;

(3)	to amend or change the matters in Paragraph 1.;

(4)	to do any and all matters, including execution of the underwriting agreement and deposit agreement, filing of any report, application and/or registration statement, including registration statements on Forms F-1, F-6 or 8-A, or listing application, to the Securities and Exchange Commission, the NYSE and other relevant authorities, and filing of amendments to, or application for, the early effectuation of such report, application and registration etc., in connection with the public offering and listing of the ADSs and the underlying shares represented by the ADSs; and

(5)	any other matters incidental to the public offering and listing of the ADSs and the underlying shares represented by the ADSs.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted.

Agenda 2: Amendment of Articles of Incorporation

The Company shall amend Addendum 2 of the Articles of Incorporation so that the Company shall satisfy the provisions on the composition of the Board, its committees and the Audit Committee by the close of the first Annual (Ordinary) General Meeting of Shareholders to be convened after the amendment of these Articles of Incorporation. Until the composition of the Audit Committee under these amended Articles of Incorporation, the Company shall have at least one (1) statutory auditor. The outside Directors to be elected by the close of the first Annual (Ordinary) General Meeting of Shareholders to be convened after the amendment of these Articles of Incorporation, shall be deemed to have been nominated by the Outside Director Nomination and Corporate Governance Committee; provided, however, that the outside Directors shall be nominated by the Outside Director Nomination and Corporate Governance Committee once such Committee has been composed of even before the close of such General Meeting of Shareholders.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted.

Agenda 3: Contribution to the Employee Stock Ownership Association

In order to support the members of the Employee Stock Ownership Association (ESOA) in the ESOA allocation at the upcoming offering, it was proposed that the Company make a contribution to the ESOA an amount equivalent to 20% of the ESOA allocation of the public offering.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted:

Agenda 4: Trademark License Agreement

It was proposed that the Company enter into a trademark license agreement with each of LG Corp., and Koninklijke Philips Electronics N.V. under the following terms:

Name of agreement: Trademark License Agreement

Parties:	Licensor - LG Corp., and Koninklijke Philips Electronics N.V.
Licensee - the Company
License:	Trademark rights to the symbols, marks and logos
Term:	Until end of year 2007 (to be automatically renewed for another three years if neither party notifies termination upon expiry of the term)
Fee:	[(Revenue - Advertisement/marketing costs) x 0.2%] x 1/2 per Licensor

* Specific terms, timing of the execution of the agreement, and other detailed matters have been delegated to the representative directors

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted.

Agenda 5: Registration Rights Agreement

It was proposed that the Company enter into registration rights agreements with LG Electronics Inc. and Koninklijke Philips Electronics N.V., the Company’s shareholders, whereby the shareholder companies will be entitled to two registration rights each with respect to the Company’s common shares and American depositary shares, for each two-year period from the first anniversary of the listing on the Korea Stock Exchange and the New York Stock Exchange pursuant to Agenda 1 above, until their shareholding falls below 10%, with all related costs to be borne by the two shareholders.

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted.

Agenda 6: Termination of Agreements

It was proposed that the Company terminate the following agreements: the Joint Venture Agreement among the Company, LG Electronics Inc. and Koninklijke Philips Electronics N.V.; the Master Supply and Purchase Agreement and the Desktop Monitor Supply and Purchase Agreement between the Company and LG Electronics Inc.; and the Small Panel Supply Agreement between the Company and Koninklijke Philips Electronics N.V.;

With respect to the above agenda proposed and explained by Ron H. Wirahadiraksa, all directors present unanimously voted in favor of the resolutions as originally submitted.

As deliberation on all agenda have been completed, the Chairman declared the end of session at 6:00 p.m.

IN WITNESS WHEREOF, the Chairman and all Directors present confirmed that these minutes have been duly prepared and have affixed their names and seals herein below.

/s/ Ad Huijser	/s/ Bon Joon Koo
Mr. Ad Huijser	Mr. Bon Joon Koo

/s/ Ron H. Wirahadiraksa	/s/ Young Chan Kim
Mr. Ron H. Wirahadiraksa	Mr. Young Chan Kim

/s/ Frans van Houten	/s/ Young Bae Na
Mr. Frans van Houten	Mr. Young Bae Na (Statutory Auditor)